EXHIBIT 99.1

NEWS RELEASE

 NORTH AMERICAN GALVANIZING & COATINGS, INC.
5314 South Yale Avenue, Suite 1000   Tulsa, OK 74135
(918) 494-0964    Fax: (918) 494-3999

FOR IMMEDIATE RELEASE  Contact: Beth B. Hood Phone: (918) 524-1512

North American Galvanizing & Coatings
Announces New Plant Location

   Tulsa, Oklahoma, January 27, 2009 – North American Galvanizing & Coatings, Inc. (NASDAQ: NGA) announced today that the Company is constructing a new hot dip galvanizing plant in Benwood, West Virginia.  The new operation, which is expected to be online in late April, will utilize a 30 foot kettle and becomes the Company’s eleventh hot dip galvanizing plant.

Ronald J. Evans, President & CEO, said, “Our market development activities for the greater Pittsburgh and Western Pennsylvania areas, currently served by our Canton, Ohio plant, are progressing nicely.  The new plant located three miles south of Wheeling, West Virginia, centrally located in the vicinity of Interstates 77, 70 and 79, will allow us to more economically and efficiently service these customers, others in the tri-state area, as well as in-transit work.  This new location is a logical geographic extension, supporting the Company’s internal growth plans.”

The plant will be constructed in an existing building that the Company has leased.  The company projects a $3.5 million expenditure for fixed assets.  Mr. Evans added, “We have been very pleased with the reception and support received by both state and local government officials.”  The plant is expected to initially employ approximately 20 people, to be hired locally.

North American Galvanizing is a leading provider of hot-dip galvanizing and coatings for corrosion protection of fabricated steel products. The Company conducts its galvanizing and coating business through a network of plants located in Canton, Ohio; Denver, Hurst (Dallas/Forth Worth), Houston, Kansas City, Louisville, Nashville, St. Louis and the Tulsa area. Hot-dip galvanizing provides metals corrosion protection for many product applications used in commercial, construction and industrial markets. Our web address is: www.nagalv.com.

Cautionary Statement. This press release may contain "forward-looking statements" as defined under U.S. securities laws, including, but not limited to, statements concerning the Company’s beliefs and expectations of future performance. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from such forward-looking statements and management's present expectations or projections. These risks and uncertainties include the risk factors described in the Company's SEC filings including the Company's Annual Report on Form 10- K filed with the Securities and Exchange Commission on March 7, 2008.  The Company cannot be assured that continuing zinc price increases will continue to be absorbed by the market.  These forward-looking statements are made as of the date of this press release.  The Company assumes no obligation to update or revise these statements or to provide reasons why actual results may differ.